Exhibit 10.3

AMENDMENT NO. 2

to the

TELECOMMUNICATIONS SERVICES AND FACILITIES AGREEMENT

between

VERIZON PENNSYLVANIA INC.

and

DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY

This Amendment No. 2 (this “Amendment”) shall be deemed effective on June 22, 2008 (the “Amendment Effective Date”) by and between Verizon Pennsylvania Inc., f/k/a The Bell Telephone Company of Pennsylvania (“Verizon”), a Pennsylvania corporation with offices at 1717 Arch Street, Philadelphia, PA 19103, and Denver and Ephrata Telephone and Telegraph Company (“Exchange Carrier”), a Pennsylvania corporation with offices at 124 East Main Street, P.O. Box 458, Ephrata, PA 17522. (Verizon and Exchange Carrier may be hereinafter referred to individually as a “Party” and collectively as the “Parties”). This Amendment addresses intraLATA toll and toll free services traffic exchanged in the Commonwealth of Pennsylvania (the “Commonwealth”) and processed by Verizon through the IntraLATA Toll Originating Responsibility Plan (“ITORP”).

WITNESSETH:

WHEREAS, Verizon and Exchange Carrier are Parties to a Telecommunications Services and Facilities Agreement dated January 1, 1986 (the “TS&F Agreement”), which addresses IntraLATA toll and toll free telecommunications services; and

WHEREAS, Exchange Carrier has requested that the Parties amend the TS&F Agreement to change the provisions governing Verizon’s billing to Exchange Carrier for Verizon’s administration of ITORP and the calculation of chargeable minutes of use under ITORP and to add a notice provision;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments to TS&F Agreement. The TS&F Agreement is amended to incorporate the terms and conditions set forth in this Amendment, all of which shall apply to and be a part of the TS&F Agreement notwithstanding any other provision of the TS&F Agreement.

(a)	Delete Section II.D. of Appendix I (IntraLATA Telecommunications Services) of the TS&F Agreement in its entirety and replace it with the following provision:

D.	Chargeable Minutes of Use (MOU) means the elapsed time in minutes of exchange and intertoll facilities used in the provision of IntraLATA Telecommunications Services.

(b)	Add the following provisions as Section III.H. of Appendix I (IntraLATA Telecommunications Services) of the TS&F Agreement.

H.	Upon thirty (30) calendar days written notice, either party, as an Originating Company, may discontinue sending IntraLATA Telecommunications Services traffic, in whole or in part, under the terms of this Appendix I. Such notice shall include, at a minimum: (a) the company’s name and ITORP identification number; (b) the types of traffic (e.g., MTS); (c) the effective date; (d) the name of the carrier that will carry such traffic; and (e) the name and contact information of the person responsible for answering inquires regarding such notice. After the effective date of such notice, such party shall have no obligation to submit call data for such traffic under the terms of Section III.B. of this Appendix I.

(c)	Delete Section III of Exhibit D of Appendix 2 (Ancillary Services) to the TS&F Agreement and replace it with the following provision:

Section III

COMPENSATION

A.	Verizon shall bill the Exchange Carrier (and the Exchange Carrier shall pay Verizon) $100 per month for the administration of ITORP.

B.	Verizon shall bill the Exchange Carrier (and the Exchange Carrier shall pay Verizon) $0.0025 for each record of an intraLATA toll or toll free service call processed by Verizon through ITORP and delivered to or terminated by the Exchange Carrier.

C.	Once per calendar year, Verizon may increase the rates set forth in this Section III, or the rates currently in effect, by 30 calendar days prior written notice to the Exchange Carrier. If Verizon increases such rate or the rate currently in effect by more than ten (10) percent, Verizon shall provide at least nine (9) months prior written notice to the Exchange Carrier. Upon request, Verizon shall provide a written rationale for such rate increase(s). Nothing in this Section III shall be interpreted to limit Verizon’s rates or rate increases to Verizon’s actual costs.

2.	Miscellaneous Provisions.

The following miscellaneous provisions are applicable to this Amendment.

2.1 Implementation. The Parties agree to eliminate non-conversation time from the calculation of Chargeable Minutes of Use (MOU) during the first complete billing cycle that begins after the Amendment Effective Date. The Parties will continue to include non-conversation time in the calculation of Chargeable Minutes of Use (MOU) until the first full billing cycle that begins after the Amendment Effective Date. The Parties further agree that neither Party is due any refund or additional compensation as a result of the exclusion of non-conversation time from the calculation of Chargeable Minutes of Use (MOU) at anytime prior to the Amendment Effective Date.

2.2 Conflict between this Amendment and the Agreement. This Amendment shall be deemed to revise the terms and conditions of the TS&F Agreement to the extent necessary to give effect to the terms and conditions of this Amendment. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the TS&F Agreement, this Amendment shall govern; provided, however, that the fact that a term or provision appears in this Amendment but not in the TS&F Agreement, or in the TS&F Agreement but not in this Amendment, shall not be interpreted as, or deemed grounds for finding, a conflict for purposes of this Section 2.

2.3 Definitions. Capitalized terms used and not otherwise defined herein have the meanings set forth in Appendix 1 and Appendix 2 of the TS&F Agreement.

2.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one and the same instrument.

2.4 Captions. The Parties acknowledge that the captions in this Amendment have been inserted solely for convenience of reference and in no way define or limit the scope or substance of any term or provision of this Amendment.

2.5 Scope of Amendment. This Amendment shall amend, modify and revise the TS&F Agreement only to the extent set forth expressly in this Amendment and, except to the extent expressly set forth in this Amendment, the terms and conditions of the TS&F Agreement shall remain in full force and effect after the Amendment Effective Date. For the avoidance of any doubt, nothing in this Amendment shall be deemed to amend or extend the term of the TS&F Agreement, or to affect the right of a Party to exercise any right of termination it may have under the TS&F Agreement.

2.6 Joint Work Product. The Parties acknowledge that this Amendment was the joint work product of the Parties, that, for convenience, this Amendment had been largely drafted by Verizon and that, accordingly, in the event of ambiguities in this Amendment, no inferences shall be drawn for or against either Party on the basis of authorship of this Amendment.

2.8 Amendments. No amendment or modification shall be made to this Amendment unless in writing and signed by appropriate representatives of the Parties.

2.9 Waivers. A failure or delay of either Party to enforce any of the provisions of this Amendment, or any right of remedy available under this Amendment or at law or in equity, or to require performance of any of the provisions of this Amendment, or to exercise any option that is provided under this Amendment, shall in no way be construed to be a waiver of such provisions, rights, remedies or options.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Amendment Effective Date.

DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY		VERIZON PENNSYLVANIA INC.

By:		By:
Printed:	Albert H. Kramer	Printed:	Jeffrey Masoner
Title:	Vice-President	Title:	Vice President

Date:		Date:

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